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FOR IMMEDIATE RELEASE
For additional information contact:  AirNet Systems, Inc.     InvestQuest, Inc.
                                     Gary Qualmann            Bob Lentz
                                     (614) 532-4072           (614) 876-1900

               AIRNET SYSTEMS, INC. ANNOUNCES TWO NEW APPOINTMENTS

COLUMBUS, OHIO - JUNE 30, 2005--- AirNet Systems, Inc. (NYSE:ANS) today announced that on June 27, 2005, the Board of Directors approved the promotion of Wynn D. Peterson to Senior Vice President, Jetride Services, retroactive to June 17, 2005. He is responsible for the operations of Jetride, Inc., AirNet's Passenger Charter services business. The Company also announced that on June 27, 2005, the Board of Directors approved the appointment of Ray L. Druseikis as Vice President of Finance and Controller of AirNet Systems, Inc., effective June 30, 2005. He will also serve as AirNet's Principal Accounting Officer.

Mr. Peterson most recently held the position of Vice President, Strategic Planning and Analysis at AirNet. He joined AirNet in 1997 as Manager of Corporate Development. Prior to joining AirNet, he managed equity and fixed income investments from 1993 until 1997 at Deseret Mutual, a pension and benefits company. Prior thereto, he held various management positions in Corporate Development, Finance and Strategic Planning at AMR Corporation, the parent company of American Airlines, Inc. Mr. Peterson holds a bachelor's degree from Brigham Young University and a master's degree in business administration from Rice University.

Mr. Druseikis is a Certified Public Accountant. Prior to joining AirNet he provided contract accounting and consulting services to several public and private companies. From 2000-2002, Mr. Druseikis served as Corporate Controller for The Dispatch Printing Company, a privately owned enterprise with varied business interests in media, real estate and venture capital. He was Controller and Chief Accounting Officer for Crown NorthCorp, Inc., a publicly traded real estate financial services company, from 1997-2000. Mr. Druseikis held positions of increasing responsibility at Red Roof Inns, Inc. from 1984-1997, finally serving as Vice President, Controller, and Chief Accounting Officer. Mr. Druseikis earned a BSBA degree in Accounting with honors from The Ohio State University in 1973. He is a member of the American Institute of Certified Public Accountants.

ABOUT AIRNET

AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides passenger charter services nationwide to individuals and businesses. As of March 31, 2005, the Company operated 130 aircraft located strategically throughout the United States. To find out more, visit AirNet's website at www.airnet.com.

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